EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 5, 2004 accompanying the consolidated financial statements and schedule of Tarragon Corporation (formerly Tarragon Realty Investors, Inc.) and subsidiaries as of December 31, 2003 and 2002 and for the years then ended, appearing in the Annual Report of Tarragon Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference in the Registration Statement and Prospectus of Tarragon Corporation of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

Dallas, Texas

January 19, 2005